PRESS RELEASE

Arch Capital Group Ltd. and Watford Holdings Ltd. Enter into Revised Merger Agreement with an All Cash Offer of $35.00 per Share, Representing a 12.5% Increase Over Prior Agreement

Warburg Pincus and Kelso & Company to Join Arch Capital Group as Investment Partners in Watford Holdings Transaction

Watford Shareholder Enstar Group to Support Revised Transaction

PEMBROKE, BERMUDA – November 2, 2020 – Arch Capital Group Ltd. (NASDAQ: ACGL) (“Arch” or “the Company”) and Watford Holdings Ltd. (NASDAQ: WTRE) (“Watford”) today announced a revised definitive agreement under which Arch will acquire all of the common shares of Watford for an increased price of $35.00 per share. This revised all-cash consideration is valued at approximately $700 million and represents a premium of approximately 96% to Watford’s unaffected closing common share price on September 8, 2020, the last trading day prior to media reports about the possibility of a transaction between Watford and Arch. The transaction is expected to close in the first quarter of 2021 and remains subject to customary closing conditions, including regulatory and shareholder approval.

Following this announcement, Arch will assign its interests and obligations under the merger agreement to a newly formed entity of which Arch will own approximately 40%, and funds managed by Warburg Pincus LLC (“Warburg Pincus”) and Kelso & Company (“Kelso”) will each own approximately 30%.

“We continue to believe in the merits of this compelling opportunity and are pleased to be making this revised offer,” said Marc Grandisson, President and Chief Executive Officer of Arch. “The increased premium and the addition of Warburg Pincus and Kelso as active investment partners will position Watford to capitalize on its significant value generation potential while ensuring continuity of service for all policyholders.”

“This transaction delivers an attractive premium to our shareholders, and offers Watford the opportunity to fulfill its potential as a private company,” said Jon Levy, President and Chief Executive Officer of Watford. “This is a significant milestone for us, both in our pursuit of shareholder value as well as for our strategic growth plans. We look forward to deepening our longtime relationship with Arch, and collaborating with our new partners, Kelso and Warburg Pincus.”

Dan Zilberman, Managing Director and Executive Management Group member at Warburg Pincus, added, “We were a founding investor in Arch in 2001 and have followed the company’s development closely since our investment. We are excited to partner once again with Arch’s talented management team in a new endeavor. Arch has a compelling plan in place to enable Watford’s continued

performance for its policyholders and trading partners. We are excited to participate in this plan, and believe that we can be a value added partner by applying our operating and industry resources to enhance Watford’s inherent value proposition.”

Chris Collins, Managing Director of Kelso, said, “We have a successful history of partnering with Arch and are excited to be joining them in the acquisition of Watford. Watford is a strong platform, and we believe that Arch is uniquely qualified to augment its position with its clients and counterparties. We look forward to leveraging our industry expertise and capabilities to support Watford in its next phase of growth.”

The agreement requires approval by holders of a majority of Watford’s outstanding shares. The independent members of Watford’s Board of Directors have unanimously approved the revised agreement and recommended that Watford’s shareholders vote in favor of the transaction. Arch owns approximately 13% of Watford’s outstanding shares, and Arch’s directors and executive officers own approximately 2% of Watford’s outstanding shares. In addition, Enstar Group Limited (NASDAQ: ESGR) (“Enstar”), which holds 9.1% of Watford common shares, has entered into a voting support agreement with Watford and Arch pursuant to which it has committed to vote all of its Watford shares in favor of the transaction.

Goldman Sachs is acting as financial advisor to Arch, and Cahill Gordon & Reindel LLP is serving as the Company’s legal advisor. Morgan Stanley & Co. LLC is acting as financial advisor to Watford, and Clifford Chance US LLP is serving as Watford’s legal advisor. Wachtell, Lipton, Rosen & Katz is serving as legal advisor to Warburg Pincus and Debevoise & Plimpton LLP is serving as legal advisor to Kelso.

Contact

Arch Capital Group Ltd.
Greg Hare
678.462.8647
ghare@archcapservices.com

Watford Holdings Ltd.
Laurence B. Richardson
LBR@WatfordHoldings.com

Warburg Pincus LLC
Kerrie Cohen
917.887.9184
Kerrie.cohen@warburgpincus.com

Kelso and Company
Lynn Alexander
212.350.7707
lalexander@kelso.com
About Arch Capital Group Ltd.

Arch Capital Group Ltd., a Bermuda-based company with approximately $15.2 billion in capital at September 30, 2020 provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.

About Watford Holdings Ltd.

Watford Holdings Ltd. is a global property and casualty insurance and reinsurance company with approximately $1.1 billion in capital as of September 30, 2020, comprised of: $172.6 million of senior notes, $52.4 million of contingently redeemable preference shares and $866.92 million of common shareholders’ equity, with operations in Bermuda, the United States and Europe. Its operating subsidiaries have been assigned financial strength ratings of “A-” (Excellent) from A.M. Best and “A” from Kroll Bond Rating Agency. On May 1, 2020, A.M. Best announced that it had placed under review with negative implications the financial strength ratings of Watford's operating subsidiaries. On May 7, 2020, Kroll Bond Rating Agency affirmed the “A” insurance financial strength ratings of Watford's operating subsidiaries as well as the “BBB+” credit rating of Watford Holdings Ltd, with the outlook for all ratings revised to negative.

About Warburg Pincus LLC

Warburg Pincus LLC is a leading global private equity firm focused on growth investing. The firm has more than $56 billion in private equity assets under management. The firm’s active portfolio of more than 190 companies is highly diversified by stage, sector, and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 19 private equity funds, which have invested more than $86 billion in over 910 companies in more than 40 countries. The firm has been an active investor in the reinsurance sector globally, with investments in companies such as Aeolus Re, Arch Capital, Cox Insurance Holdings, Foundation Risk Partners, McGill and Partners, and RenaissanceRe. The firm is headquartered in New York with offices in Amsterdam, Beijing, Berlin, Hong Kong, Houston, London, Luxembourg, Mumbai Mauritius, San Francisco, São Paulo, Shanghai, and Singapore. For more information please visit www.warburgpincus.com.

About Kelso & Company

Kelso is one of the oldest and most established firms specializing in private equity investing. Since 1980, Kelso has invested approximately $14 billion of equity capital in over 125 transactions. Kelso was founded by the inventor of the Employee Stock Ownership Plan (“ESOP”) and, as a result, the principles of partnership and alignment of interest serve as the foundation of the firm’s investment philosophy. Kelso benefits from a successful investment track record, deep sector expertise, a long-tenured investing team, and a reputation as a preferred partner to management teams and corporates. Kelso has significant experience investing in financial services, having deployed approximately $3 billion of equity capital in the sector. For more information, please visit www.kelso.com.

Cautionary Note Regarding Forward-looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward−looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries or Watford and its subsidiaries may include forward−looking statements, which reflect Arch's or Watford's current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements, including statements regarding the expected timing of the closing of the merger; the ability of the parties to complete the merger considering the various closing conditions; the expected benefits of the merger; and any assumptions underlying any of the foregoing.
Forward−looking statements can generally be identified by the use of forward−looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward−looking statements involve Arch’s or Watford’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: one or more closing conditions to the merger, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger, or that the required approval of the merger agreement by the shareholders of Watford may not be obtained; the business of Watford may suffer as a result of uncertainty surrounding the merger and there may be challenges with employee retention as a result of the pending merger; the merger may involve unexpected costs, liabilities or delays; legal proceedings may be initiated related to the merger; an event, change or other circumstance may occur that could give rise to the termination of the merger agreement (including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement);adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and the Company’s or Watford’s ability to maintain and improve its ratings; investment performance; the loss of key personnel; the adequacy of the Company’s or Watford’s loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events, including pandemics such as COVID-19; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; the Company’s or Watford’s ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses the Company or Watford has acquired or may acquire into its existing operations (including in connection with the merger);; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to the Company or Watford of reinsurance to manage the Company’s or Watford’s gross and net exposures; the failure of others to meet their obligations to the Company or Watford; changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR and other factors identified in the Company’s and Watford’s filings with the U.S. Securities and Exchange Commission (“SEC”).
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Neither the Company nor Watford undertakes any obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed merger, Watford intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A, and Watford and certain other persons, including Arch, intend to file a Schedule 13E-3 transaction statement with the SEC. Following the filing of the definitive proxy statement with the SEC, Watford will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement, as well as other filings containing information about Watford, free of charge, from the SEC’s web site (www.sec.gov). Investors may also obtain Watford’s SEC filings in connection with the transaction, free of charge, by directing a request to Watford Holdings Ltd., Waterloo House, 1st Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.

Participants in the Solicitation
Watford and its directors, executive officers and employees and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Watford’s directors and executive officers is available in its definitive proxy statement for its 2020 annual meeting of shareholders filed with the SEC on April 14, 2020. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement relating to the transaction when it becomes available. This document does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.

Source:
Arch Capital Group Ltd.
arch-corporate